Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129105) pertaining to the American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors, as Amended, and the American Commercial Lines Inc. 2005 Stock Incentive Plan, Inc. of our report dated February 17, 2006, with respect to the consolidated financial statements and schedule of American Commercial Lines Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ ERNST & YOUNG LLP
March 21, 2006
Louisville, Kentucky